Exhibit 99.1

Ronnie S. Hawkins Appointed to Omnicom Group Board of Directors

NEW YORK, February 16, 2018 — The Board of Directors of Omnicom Group Inc. (NYSE: OMC) announced the appointment of Ronnie S. Hawkins as an Independent Director, effective immediately.

Mr. Hawkins’ appointment increases the size of the Board of Directors to 14 members, 12 of whom are independent. He will be a member of the Finance Committee.

“It is a pleasure to welcome Ronnie to the Board of Directors,” said Bruce Crawford, Omnicom’s Chairman. “Ronnie comes to us with years of experience in international mergers and acquisitions, joint ventures, start-ups and divestitures, and I’m confident that he is going to be a great addition to our Board.”

Mr. Hawkins is currently Managing Director, Head of International Investments and a member of the Investment Committee of EIG Global Energy Partners. He joined EIG in 2014 and was named to the Investment Committee in 2017. In these roles, Mr. Hawkins leads EIG’s efforts to identify, execute and manage energy investments outside the U.S. Previously, Mr. Hawkins held positions as a senior executive in the banking industry where he led numerous corporate financings for large companies including equity, debt and structured financings.

###

ABOUT OMNICOM GROUP INC.

Omnicom Group (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom's branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries. Follow us on Twitter for the latest news.

Press Contacts

Joanne Trout, 212-415-3669, joanne.trout@omnicomgroup.com